EXHIBIT (a)(5)(K)

FOR IMMEDIATE RELEASE
JONES APPAREL GROUP, INC.

Contacts:      Wesley R. Card, Chief Operating and Financial Officer
               Anita Britt, Executive Vice President Finance
               (215) 785-4000



-JONES APPAREL GROUP ANNOUNCES DELAWARE COURT SETS RECORD DATE OF APRIL 21, 2004 FOR ITS CONSENT SOLICITATION
-RECORD DATE ESTABLISHED BY MAXWELL INVALID
-MAXWELL VIOLATED ITS CERTIFICATE OF INCORPORATION

NEW YORK, NEW YORK - May 28, 2004 - Jones Apparel Group, Inc. ("Jones") (NYSE:JNY) today announced that the Court of Chancery of the State of Delaware granted Jones's motion for summary judgment to declare that the board of directors of Maxwell Shoe Company ("Maxwell") (Nasdaq: MAXS) violated Maxwell's certificate of incorporation in attempting to set a March 25, 2004 record date for Jones's consent solicitation. As a result of this ruling, the record date established by Jones--April 21, 2004--will be the record date for the consent solicitation. Only stockholders of record as of the close of business on April 21, 2004 will be entitled to grant a consent in Jones's consent solicitation.

Peter Boneparth, Chief Executive Officer of Jones, stated, "We are not surprised that the Court agreed that Maxwell violated Delaware law and Maxwell's own charter in attempting to set a record date for our consent solicitation. We hope that this ruling will cause Maxwell to stop taking actions designed to hinder our tender offer. We continue to strongly urge Maxwell's Board to act in the best interests of Maxwell's stockholders and meet with us to finalize a merger agreement."

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 Company, is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include Jones New York, Polo Jeans Company licensed from Polo Ralph Lauren Corporation, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon and LeSuit. The Company also markets costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation and the Givenchy brand licensed from Givenchy Corporation, and footwear and accessories under the ESPRIT brand licensed from Esprit Europe, B.V. With over 30 years of service, the Company has built a reputation for excellence in product quality and value, and in operational execution.

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                             IMPORTANT INFORMATION

Investors and security holders are urged to read the disclosure documents filed with the Securities and Exchange Commission (the "SEC") from time to time, including the tender offer statement filed on March 23, 2004 and the supplement to the tender offer statement filed on May 26, 2004, regarding the tender offer by MSC Acquisition Corp. ("MSC"), an indirect wholly owned subsidiary of Jones, for all the outstanding shares of Class A Common Stock, together with the associated preferred stock purchase rights, of Maxwell. Investors and security holders may obtain a free copy of the disclosure documents (when they are available) and other documents filed by Jones or MSC with the SEC at the SEC's website at www.sec.gov. In addition, documents filed with the SEC by Jones or MSC may be obtained free of charge from Jones by directing a request to Jones Apparel Group, Inc., 250 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007, Attention: Chief Operating and Financial Officer.

Jones filed a definitive consent solicitation statement on April 21, 2004 with the SEC. Investors and security holders may obtain a free copy of the definitive consent solicitation statement and other documents


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filed by Jones or MSC with the SEC at the SEC's website at www.sec.gov. In addition, documents filed with the SEC by Jones or MSC may be obtained free of charge from Jones by directing a request to Jones Apparel Group, Inc., 250 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007, Attention:
Chief Operating and Financial Officer.

                  CERTAIN INFORMATION CONCERNING PARTICIPANTS

Jones, MSC and, in each case, certain of its officers, directors and nominees for the directorships of Maxwell, among others, may be deemed to be participants in the solicitation of Maxwell's stockholders. The security holders of Maxwell may obtain information regarding the names, affiliations and interests of individuals who may be participants in the solicitation of Maxwell's stockholders in the definitive consent solicitation statement filed by Jones with the SEC on Schedule 14A on April 21, 2004.